Exhibit (l)(5)
Form of
PURCHASE AGREEMENT
     Pacific Life Funds (the “Trust”), a Delaware statutory trust, on behalf of the PL Income Fund and Pacific Life Insurance Company, a Nebraska company, (the “Purchaser”), hereby agree as follows:
1.	The Trust hereby offers the Purchaser and the Purchaser hereby purchases one share each of Class A and Class I of the PL Income Fund of the Trust (at $.001 par value) for consideration of $10.00 per share per class.

2.	The Trust hereby acknowledges receipt from the Purchaser of, and the Purchaser hereby acknowledges receipt of a purchase confirmation(s) reflecting the purchase(s) of the Shares in the amount(s) and on the date(s) shown on Exhibit A in full payment for the Shares.

3.	The Purchaser represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

4.	This Agreement has been executed on behalf of the Trust by the undersigned officer of the Trust in his or her capacity as an officer of the Trust. The obligations of this Agreement shall be binding only upon the assets and property of the respective fund of the Trust and shall not be binding upon any individual Trustee, officer, shareholder of any fund of the Trust, or the Trust.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement.
PACIFIC LIFE FUNDS

By:		By:

Name:	Howard T. Hirakawa	Name:	Audrey L. Milfs
Title:	Vice President	Title:	Vice President and Secretary
PACIFIC LIFE INSURANCE COMPANY

By:		By:

Name:	Mary Ann Brown	Name:	Audrey L. Milfs
Title:	Executive Vice President	Title:	Vice President and Secretary